Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-88102 of Airborne, Inc. and subsidiaries (the Company) on Form S-3 of our report dated February 25, 2003, on the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of Airborne, Inc. and subsidiaries for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for major engine overhaul costs) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Seattle, Washington

March 14, 2003